UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2014

SUBURBAN PROPANE PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14222	22-3410353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West, Whippany, New Jersey		07981
(Address of Principal Executive Offices)		(Zip Code)

(973) 887-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Acting on the recommendation of its Nominating/Governance Committee, the Board of Supervisors of Suburban Propane Partners, L.P. (the “Partnership”), pursuant to authority granted to the Board under the Partnership’s Third Amended and Restated Agreement of Limited Partnership, at its regular meeting on November 12, 2014, elected Michael A. Stivala, the Partnership’s President and Chief Executive Officer, to fill, effective immediately, the vacancy on the Board created by the retirement of
Michael J. Dunn, Jr., the Partnership’s former Chief Executive Officer, on September 27, 2014. Mr. Stivala was elected for a term due to expire at the next Tri-Annual Meeting of Unitholders of the Partnership, currently scheduled for Spring 2015. A copy of the Partnership’s Press Release, dated November 13, 2014, announcing the election of Mr. Stivala, has been furnished as Exhibit 99.1 to this Current Report.

There is no arrangement or understanding between Mr. Stivala and any other persons pursuant to which he was elected to the Board.

At the present time it is not expected that Mr. Stivala will serve on any of the committees of the Board.

Mr. Stivala will not be entitled to any compensation, in addition to his existing compensation as the Partnership’s President and Chief Executive Officer, as a result of his election to the Board. Other than his compensation as an executive officer of the Partnership, there are no transactions, since the beginning of the Partnership’s last fiscal year (September 29, 2013), or any currently proposed transaction, in which the Partnership was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Stivala, or any immediate family member, had or will have a direct or indirect material interest.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

99.1	Press Release of Suburban Propane Partners, L.P. dated November 13, 2014 announcing the election of Michael A. Stivala to its Board of Supervisors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

By:	/s/ PAUL ABEL
Name:	Paul Abel
Title:	Senior Vice President, General Counsel & Secretary

Date: November 13, 2014

EXHIBITS

99.1	Press Release of Suburban Propane Partners, L.P. dated November 13, 2014 announcing the election of Michael A. Stivala to its Board of Supervisors.